EXHIBIT 99.1

INVESTOR CONTACTS:
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com
Kristine.Brenner@citizensbanking.com
MEDIA CONTACT:
Brian Smith
Corporate Communications
(810) 237-3695
Brian.Smith@citizensbanking.com
WILLIAM R. HARTMAN TO RETIRE AS CHIEF EXECUTIVE OFFICER
OF CITIZENS REPUBLIC BANCORP
EXECUTIVE VICE PRESIDENT CATHLEEN H. NASH NAMED SUCCESSOR
Hartman to Remain Non-Executive Chairman
FLINT, MICHIGAN, January 23, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) today announced the retirement of William R. Hartman as the bank’s president and chief executive officer, effective January 31, 2009. The Board, at its regularly scheduled meeting, has named Cathleen H. Nash, 46, who most recently served as Citizens Republic’s executive vice president and head of regional banking, to replace Mr. Hartman as president and chief executive officer.
Ms. Nash has also been appointed to the bank’s board, effective February 1, 2009. As a result of Ms. Nash’s appointment, the Board will be expanded to 13 directors, 11 of whom are independent.
Mr. Hartman, 60, has agreed to remain as non-executive Chairman of the Board of Directors through the bank’s 2009 Annual Meeting. Upon completion of the 2009 Annual Meeting, the Board of Directors will select an independent Board member to succeed Mr. Hartman as non-executive Chairman. In addition, the Board has named Thomas C. Shafer, 50, who most recently served as Citizens Republic’s president of the East Michigan region, to replace Ms. Nash as executive vice president of regional banking.
Mr. James L. Wolohan, lead director of the Board, stated, “For the past seven years, Bill has provided strong executive leadership to Citizens Republic and we appreciate his decision to remain chairman for the next few months to ensure a seamless transition with Cathy. We are grateful to Bill for his commitment to the shareholders, customers and employees of Citizens Republic and wish him well in his retirement.”
Continued Mr. Wolohan, “Cathy has been a key member of Citizens Republic’s senior management team for several years and has played an integral role in developing and executing the bank’s strategies. Cathy’s depth of experience and proven leadership will ensure that she hits the ground running as the new chief executive officer.”
Mr. Hartman said, “I’m grateful for the opportunity I’ve had to serve our employees, customers and shareholders and I thank them for their support. Over the past year, we have positioned Citizens Republic to navigate through the current financial crisis by maintaining strong capital and liquidity positions. With the bank poised to meet the challenges of the current environment, I have decided to retire so that I can spend more time with my family and friends, and believe that now is the right time to pass the torch to a leadership team that is fully capable of building on the bank’s strong balance sheet. Having worked closely with Cathy for several years, I am excited about the bank’s future under her outstanding leadership.”
Ms. Nash commented, “I appreciate this opportunity and the confidence of our Board, management team and employees. Clearly, this is a challenging economic time for our country and the communities we serve. As CEO, I understand the importance of diligent attention to our credit quality and improving our long-term earnings performance. We have a strong, well-capitalized institution and I am confident that our ability to maintain operational excellence, coupled with our outstanding reputation for client service will deliver long-term value for our shareholders.”
Cathleen H. Nash
Ms. Nash was named executive vice president and head of consumer banking for Citizens Republic Bancorp in July 2006. She was subsequently named head of regional banking in July, 2007. Prior to joining Citizens, Nash was senior vice president, director of branch banking for the SunTrust Corporation headquartered in Atlanta, Georgia. In this role she was responsible for overseeing the sales strategy of 1,700 branch locations.
William R. Hartman
Mr. Hartman has served as Chairman, President and Chief Executive Officer of Citizens Republic Bancorp since February 2002. Prior to joining Citizens, Mr. Hartman served in various CEO roles at the state and regional levels for a large financial institution. Other relevant experience includes having had direct responsibility for asset-based financing, credit and marketing support.
Thomas C. Shafer
     Mr. Shafer currently manages the East Michigan Region of Citizens Bank. Prior to this appointment, he had been Executive Vice President, Commercial Banking and Chief Credit Officer for Citizens Banking Corporation from 1996 to 2002. He joined Citizens in 1994 as Senior Vice President of Commercial Banking. Mr. Shafer previously worked in various positions with Michigan National bank.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 233 offices and 264 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and the 43rd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors and other risks and uncertainties that could cause the actual results to differ are detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.